Exhibit 99.01

Contacts:	Investors	Media
	Jerry Natoli	Holly Perez
	Intuit Inc.	Intuit Inc.
	650-944-6181	650-944-6482
	jerry_natoli@intuit.com	holly_perez@intuit.com
Intuit Reports Solid 2009 Fiscal Year Results;
Forecasts Strong Earnings Growth for 2010
Highlights:
•	Fiscal year 2009 non-GAAP operating income grew 9 percent; non-GAAP EPS grew 14 percent

•	Expects revenue growth of 4 to 8 percent in fiscal 2010

•	Expects GAAP operating income growth of 15 to 21 percent in fiscal 2010
               MOUNTAIN VIEW, Calif. – Aug. 20, 2009 – Intuit Inc. (Nasdaq: INTU) today announced fiscal year 2009 revenue of $3.183 billion, a 4 percent increase from last year. For the fiscal year, GAAP (Generally Accepted Accounting Principles) operating income grew 5 percent to $682 million, while non-GAAP operating income grew 9 percent to $931 million.
               Intuit also provided full-year guidance for the 2010 fiscal year, projecting GAAP operating income growth of 15 to 21 percent, non-GAAP operating income growth of 6 to 10 percent, GAAP earnings per share growth of 10 to 16 percent and non-GAAP earnings per share growth of 4 to 8 percent.
               “We delivered solid revenue and operating income growth in 2009 by staying focused on helping our customers save and make money in this tough economy, while maintaining our own operating discipline,” said Brad Smith, Intuit’s president and chief executive officer. “Connected services that solve important customer problems, led by our SaaS (Software as a Service) offerings, grew 14 percent this past year. These predictable revenue streams continue to be the fastest-growing portion of our business, and a key element of our future.”
               “As a result, we are entering our new fiscal year with larger customer bases and stronger positions in all of our core businesses. This gives us confidence that we’ll have another good year in fiscal 2010,” Smith said.

Intuit Fourth Quarter 2009 Earnings

Fiscal 2009 Financial Highlights
•	Revenue of $3.183 billion, up 4 percent from fiscal 2008.

•	GAAP operating income from continuing operations of $682 million, up 5 percent from fiscal 2008. GAAP diluted earnings per share of $1.35, down 4 percent from fiscal 2008. The decrease is driven by a 10-cent per share gain for the sale of certain payroll assets to ADP and an 8-cent per share gain from discontinued operations from the sale of IDMS. Both events were included in fiscal 2008 results and did not recur in fiscal 2009.

•	Non-GAAP operating income of $931 million, up 9 percent from fiscal 2008. Non-GAAP diluted earnings per share of $1.82, up 14 percent from fiscal 2008.

•	In fiscal 2009 Intuit had a non-GAAP effective tax rate of approximately 33 percent due to tax benefits from a favorable settlement of prior year issues and retroactive reinstatement of the R&D tax credit. These benefits added 8 cents to the company’s 2009 EPS. Without these benefits non-GAAP EPS would have grown 9 percent, in line with non-GAAP operating income.
Fiscal 2009 Business Segment Results
             Intuit has changed its business reporting structure and segment names to better reflect the relationships between the segments and provide additional insight into business unit performance.
             The Small Business Group now includes three reporting segments: Financial Management Solutions, Employee Management Solutions and Payments Solutions. Financial Management Solutions was formerly known as the QuickBooks segment. Employee Management Solutions and Payments Solutions were formerly combined in the Payroll and Payments segment. The company will provide guidance at the Small Business Group level.
•	Financial Management Solutions revenue was $579 million, down 2 percent from the prior year.

•	Employee Management Solutions revenue was $365 million, up 8 percent from the prior year.

Intuit Fourth Quarter 2009 Earnings

•	Payments Solutions revenue was $291 million, up 15 percent from the prior year.

•	Consumer Tax revenue was $996 million, up 7 percent from the prior year.

•	Accounting Professionals revenue was $352 million, up 8 percent from the prior year.

•	Financial Institutions revenue was $311 million, up 4 percent from the prior year.

•	Other Businesses revenue was $289 million, down 14 percent from the prior year.
Fourth-Quarter 2009 Highlights
•	Revenue of $476 million, flat from the year-ago quarter.

•	GAAP operating loss from continuing operations of $116 million, compared to a loss of $94 million in the year-ago quarter. GAAP diluted loss per share was $0.22, compared to a loss of $0.19 in the year ago quarter.

•	Non-GAAP operating loss of $49 million, compared to a loss of $41 million in the year ago quarter. The non-GAAP diluted loss per share was $0.10, compared to a loss of $0.08 in the year ago quarter.
             Intuit typically posts a seasonal loss in its fourth quarter when there is little revenue from its tax businesses but expenses remain relatively constant. The 2009 GAAP and non-GAAP loss includes a $10 million charge for severance and facilities closures and a $9 million charge related to the July acquisition of PayCycle.
Forward-looking Guidance
             Intuit provided its financial guidance for fiscal 2010, which will end on July 31, 2010. The company expects:
•	Revenue of $3.30 billion to $3.43 billion, or growth of 4 to 8 percent.

•	GAAP operating income of $785 million to $825 million, or growth of 15 to 21 percent.

•	Non-GAAP operating income of $985 million to $1.025 billion, or growth of 6 to 10 percent.

•	GAAP diluted EPS of $1.49 to $1.56 or growth of 10 to 16 percent.

Intuit Fourth Quarter 2009 Earnings

•	Non-GAAP diluted EPS of $1.89 to $1.96, or growth of 4 to 8 percent.
Fiscal 2010 Business Segment Guidance
              Intuit’s expected results for its business segments for fiscal 2010 are:
•	Small Business Group revenue of $1.280 billion to $1.330 billion, or growth of 4 to 8 percent.

•	Consumer Tax revenue of $1.045 billion to $1.085 billion, or growth of 5 to 9 percent.

•	Accounting Professionals revenue of $363 million to $375 million, or growth of 3 to 7 percent.

•	Financial Institutions revenue of $330 million to $341 million, or growth of 6 to 10 percent.

•	Other Businesses revenue of $305 million to $318 million, or growth of 6 to 10 percent.
First-Quarter Fiscal 2010 Guidance
              Intuit expects the following results for the first quarter of 2010, which will end on Oct. 31, 2009:
•	Revenue of $479 million to $493 million, or growth of zero to 2 percent.

•	GAAP operating loss of $126 million to $107 million and non-GAAP operating loss of $79 million to $60 million. Intuit typically posts a seasonal loss in its first quarter when it has little revenue from its tax businesses but expenses remain relatively constant.

•	GAAP net loss per share of $0.28 to $0.24 and a non-GAAP net loss per share of $0.19 to $0.15.
Webcast and Conference Call Information
               A live audio webcast of Intuit’s fourth-quarter 2009 conference call is available at http://investors.intuit.com/events.cfm. The call begins today at 1:30 p.m. Pacific time. The replay of the audio webcast will remain on Intuit’s Web site for one week after the conference call. Intuit has also posted this press release, including the attached tables and non-GAAP to GAAP reconciliations, on its Web site and will post the conference call script shortly after the conference call concludes. These documents may be found at http://investors.intuit.com/results.cfm.

Intuit Fourth Quarter 2009 Earnings

               The conference call number is 866-238-1645 in the United States or 703-639-1163 from international locations. No reservation or access code is needed. A replay of the call will be available for one week by calling 888-266-2081, or 703-925-2533 from international locations. The access code for this call is 1382220.
               Intuit, the Intuit logo and QuickBooks, among others, are registered trademarks and/or registered service marks of Intuit Inc. in the United States and other countries.
About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the section of the accompanying tables titled “About Non-GAAP Financial Measures” as well as the related Table B and Table E. A copy of the press release issued by Intuit on Aug. 20, 2009 can be found on the investor relations page of Intuit’s Web site.
Cautions About Forward-Looking Statements
This press release contains forward-looking statements, including forecasts of Intuit’s future expected financial results; its prospects for the business in fiscal 2010; and all of the statements under the headings “Forward-looking Guidance,” “Fiscal 2010 Business Segment Guidance”, and “First-Quarter Fiscal 2010 Guidance.”
Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. These factors include, without limitation, the following: product introductions and price competition from our competitors can have unpredictable negative effects on our revenue, profitability and market position; governmental encroachment in our tax businesses or other governmental activities or public policy affecting the preparation and filing of tax returns could negatively affect our operating results and market position; if economic and market conditions in the U.S. and worldwide continue to decline, our customers may delay or reduce technology purchases which may harm our business, results of operations and financial condition; we may not be able to successfully introduce new products and services to meet our growth and profitability objectives, and current and future products and services may not adequately address customer needs and may not achieve broad market acceptance, which could harm our operating results and financial condition; any failure to maintain reliable and responsive service levels for our offerings could cause us to lose customers and negatively impact our revenues and profitability; any significant product quality problems or delays in our products could harm our revenue, earnings and reputation; our participation in the Free File Alliance may result in lost revenue opportunities and cannibalization of our traditional paid franchise; any failure to properly use and protect personal customer information could harm our revenue, earnings and reputation; our acquisition activities may be disruptive to Intuit and may not result in expected benefits; our use of significant amounts of debt to finance acquisitions or other activities could harm our financial condition and results of operations; our revenue and earnings are highly seasonal and the timing of our revenue between quarters is difficult to predict, which may cause significant quarterly fluctuations in our financial results; predicting tax-related revenues is challenging due to the heavy concentration of activity in a short time period; we have implemented, and are continuing to upgrade, new information systems and any problems with these new systems could interfere with our ability to deliver products and services and gather information to effectively manage our business; our financial position may not make repurchasing shares advisable or we may issue additional shares in an acquisition causing our number of outstanding shares to grow; and litigation involving intellectual property, antitrust, shareholder and other matters may increase our costs. More details about these and other risks

Intuit Fourth Quarter 2009 Earnings

that may impact our business are included in our Form 10-K for fiscal 2008 and in our other SEC filings. You can locate these reports through our website at http://www.intuit.com/about_intuit/investors. Forward-looking statements are based on information as of Aug. 20, 2009, and we do not undertake any duty to update any forward-looking statement or other information in these remarks.

Table A
INTUIT INC.
GAAP CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 31,	July 31,	July 31,	July 31,
	2009	2008	2009	2008
Net revenue:
Product	$192,842	$219,575	$1,384,056	$1,496,655
Service and other	282,932	258,579	1,798,481	1,574,319

Total net revenue	475,774	478,154	3,182,537	3,070,974

Costs and expenses:
Cost of revenue:
Cost of product revenue	34,302	28,883	157,197	154,147
Cost of service and other revenue	115,463	108,497	458,505	414,100
Amortization of purchased intangible assets	15,530	15,823	61,146	56,011
Selling and marketing	186,005	180,188	927,174	859,647
Research and development	153,900	156,730	566,232	605,818
General and administrative	76,581	72,029	288,101	294,966
Acquisition-related charges	9,522	10,169	42,122	35,518

Total costs and expenses [A]	591,303	572,319	2,500,477	2,420,207

Operating income (loss) from continuing operations	(115,529)	(94,165)	682,060	650,767
Interest expense	(15,125)	(11,901)	(51,184)	(52,290)
Interest and other income	11,172	14,043	21,471	46,520
Gains on marketable equity securities and other investments, net	—	227	1,084	1,417
Gain on sale of outsourced payroll assets [B]	—	—	—	51,571

Income (loss) from continuing operations before income taxes	(119,482)	(91,796)	653,431	697,985
Income tax provision (benefit) [C]	(49,179)	(30,260)	205,222	245,579
Minority interest expense, net of tax	372	324	1,168	1,656

Net income (loss) from continuing operations	(70,675)	(61,860)	447,041	450,750
Net income from discontinued operations [D]	—	—	—	26,012

Net income (loss)	$(70,675)	$(61,860)	$447,041	$476,762

Basic net income (loss) per share from continuing operations	$(0.22)	$(0.19)	$1.39	$1.37
Basic net income per share from discontinued operations	—	—	—	0.08

Basic net income (loss) per share	$(0.22)	$(0.19)	$1.39	$1.45

Shares used in basic per share calculations	323,418	321,641	322,280	328,545

Diluted net income (loss) per share from continuing operations	$(0.22)	$(0.19)	$1.35	$1.33
Diluted net income per share from discontinued operations	—	—	—	0.08

Diluted net income (loss) per share	$(0.22)	$(0.19)	$1.35	$1.41

Shares used in diluted per share calculations	323,418	321,641	330,190	339,268

See accompanying Notes.

INTUIT INC.
NOTES TO TABLE A

[A]	The following table summarizes the total share-based compensation expense that we recorded for the periods shown.

	Three Months Ended		Twelve Months Ended
	July 31,	July 31,	July 31,	July 31,
	2009	2008	2009	2008
Cost of product revenue	$419	$171	$1,414	$1,018
Cost of service and other revenue	2,192	1,317	7,183	6,211
Selling and marketing	14,100	9,838	47,990	37,948
Research and development	11,799	7,464	39,244	31,841
General and administrative	10,667	8,165	36,947	36,219

Total share-based compensation	$39,177	$26,955	$132,778	$113,237

[B]	In March 2007 we sold certain assets related to our Complete Payroll and Premier Payroll Service businesses to Automatic Data Processing, Inc. (ADP) for a price of up to approximately $135 million in cash. The final purchase price was contingent upon the number of customers that transitioned to ADP pursuant to the purchase agreement over a period of approximately one year from the date of sale. In the twelve months ended July 31, 2008 we recorded a pre-tax gain of $51.6 million on our statement of operations for customers who transitioned to ADP during that period. We received a total price of $93.6 million and recorded a total pre-tax gain of $83.2 million from the inception of this transaction through its completion in the third quarter of fiscal 2008.

[C]	Our effective tax benefit rate for the three months ended July 31, 2009 was approximately 41%. The income tax benefit for that period included the impact of finalizing the annual effective tax rate for fiscal 2009 in connection with the preparation of the annual tax provision for that period. Excluding this impact, our effective tax benefit rate for the three months ended July 31, 2009 was approximately 36% and did not differ significantly from the federal statutory rate of 35%. Our effective benefit tax rate for the three months ended July 31, 2008 was approximately 33%. Excluding one-time charges primarily related to an adjustment of a deferred tax asset, our effective tax rate for that period was approximately 35% and did not differ significantly from the federal statutory rate of 35%.

Our effective tax benefit rate for the twelve months ended July 31, 2009 was approximately 31%. Excluding discrete tax benefits primarily related to a favorable agreement we entered into with a tax authority and the retroactive reinstatement of the federal research and experimentation credit, our effective tax rate for that period was approximately 35% and did not differ significantly from the federal statutory rate of 35%. Our effective tax rate for the twelve months ended July 31, 2008 was approximately 35% and did not differ significantly from the federal statutory rate of 35%.

[D]	In August 2007 we sold our Intuit Distribution Management Solutions (IDMS) business for approximately $100 million in cash and recorded a net gain on disposal of $27.5 million. IDMS was part of our Other Businesses segment. We determined that IDMS became a discontinued operation in the fourth quarter of fiscal 2007. We have therefore segregated the operating results of IDMS from continuing operations in our statements of operations for all periods prior to the sale. Revenue and net loss from IDMS discontinued operations for the twelve months ended July 31, 2008 were not significant. Because IDMS operating cash flows were not material for any period presented, we have not segregated them from continuing operations on our statements of cash flows. We have segregated the cash impact of the gain on disposal of IDMS on our statement of cash flows for the twelve months ended July 31, 2008.

Table B
INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 31,	July 31,	July 31,	July 31,
	2009	2008	2009	2008
GAAP operating income (loss) from continuing operations	$(115,529)	$(94,165)	$682,060	$650,767
Amortization of purchased intangible assets	15,530	15,823	61,146	56,011
Acquisition-related charges	9,522	10,169	42,122	35,518
Charge for historical use of technology licensing rights	2,000	—	12,600	—
Share-based compensation expense	39,177	26,955	132,778	113,237

Non-GAAP operating income (loss)	$(49,300)	$(41,218)	$930,706	$855,533

GAAP net income (loss)	$(70,675)	$(61,860)	$447,041	$476,762
Amortization of purchased intangible assets	15,530	15,823	61,146	56,011
Acquisition-related charges	9,522	10,169	42,122	35,518
Charge for historical use of technology licensing rights	2,000	—	12,600	—
Share-based compensation expense	39,177	26,955	132,778	113,237
Net gains on marketable equity securities and other investments	—	(227)	(1,084)	(1,417)
Pre-tax gain on sale of outsourced payroll assets	—	—	—	(51,571)
Income tax effect of non-GAAP adjustments	(26,377)	(15,618)	(90,017)	(55,181)
Exclusion of discrete tax items	(458)	(575)	(2,089)	(5,155)
Discontinued operations	—	—	—	(26,012)

Non-GAAP net income (loss)	$(31,281)	$(25,333)	$602,497	$542,192

GAAP diluted net income (loss) per share	$(0.22)	$(0.19)	$1.35	$1.41
Amortization of purchased intangible assets	0.05	0.05	0.18	0.17
Acquisition-related charges	0.03	0.03	0.13	0.10
Charge for historical use of technology licensing rights	—	—	0.04	—
Share-based compensation expense	0.12	0.08	0.40	0.33
Net gains on marketable equity securities and other investments	—	—	—	—
Pre-tax gain on sale of outsourced payroll assets	—	—	—	(0.15)
Income tax effect of non-GAAP adjustments	(0.08)	(0.05)	(0.27)	(0.16)
Exclusion of discrete tax items	—	—	(0.01)	(0.02)
Discontinued operations	—	—	—	(0.08)

Non-GAAP diluted net income (loss) per share	$(0.10)	$(0.08)	$1.82	$1.60

Shares used in diluted per share calculations	323,418	321,641	330,190	339,268

See “About Non-GAAP Financial Measures” immediately following Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

Table C
INTUIT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	July 31,	July 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$678,902	$413,340
Investments	668,118	414,493
Accounts receivable, net	146,869	127,230
Income taxes receivable	66,435	60,564
Deferred income taxes	92,177	101,730
Prepaid expenses and other current assets	43,333	45,457

Current assets before funds held for customers	1,695,834	1,162,814
Funds held for customers	272,028	610,748

Total current assets	1,967,862	1,773,562

Long-term investments	97,095	288,310
Property and equipment, net	528,949	507,499
Goodwill	1,826,172	1,698,087
Purchased intangible assets, net	292,964	273,087
Long-term deferred income taxes	36,516	52,491
Other assets	76,771	73,548

Total assets	$4,826,329	$4,666,584

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$104,963	$115,198
Accrued compensation and related liabilities	175,010	229,819
Deferred revenue	378,148	359,936
Income taxes payable	358	16,211
Other current liabilities	153,322	135,326

Current liabilities before customer fund deposits	811,801	856,490
Customer fund deposits	272,028	610,748

Total current liabilities	1,083,829	1,467,238

Long-term debt	998,184	997,996
Other long-term obligations	186,966	121,489

Total liabilities	2,268,979	2,586,723

Minority interest	1,551	6,907
Stockholders’ equity	2,555,799	2,072,954

Total liabilities and stockholders’ equity	$4,826,329	$4,666,584

Table D
INTUIT INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 31,	July 31,	July 31,	July 31,
	2009	2008	2009	2008
Cash flows from operating activities:
Net income (loss)	$(70,675)	$(61,860)	$447,041	$476,762
Net loss from discontinued operations	—	—	—	755

Net income (loss) from continuing operations	(70,675)	(61,860)	447,041	477,517
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	43,828	31,030	149,117	116,572
Amortization of intangible assets	41,723	28,265	125,556	99,891
Share-based compensation	39,177	26,956	132,778	113,284
Pre-tax gain on sale of outsourced payroll assets	—	—	—	(51,571)
Pre-tax gain on sale of IDMS	—	—	—	(45,667)
Deferred income taxes	(22,664)	41,408	22,280	60,550
Tax benefit from share-based compensation plans	9,856	10,135	18,468	38,226
Excess tax benefit from share-based compensation plans	(2,125)	(2,979)	(9,487)	(20,764)
Other	3,392	5,084	13,467	12,195

Subtotal	42,512	78,039	899,220	800,233

Changes in operating assets and liabilities:
Accounts receivable	128,782	97,825	(17,693)	11,427
Prepaid expenses, taxes and other assets	(52,333)	(54,923)	(12,111)	(14,360)
Accounts payable	(46,754)	(28,212)	(6,855)	(17,504)
Accrued compensation and related liabilities	20,172	50,082	(55,329)	28,508
Deferred revenue	78,177	80,418	26,433	47,472
Income taxes payable	(155,014)	(198,190)	(17,682)	(15,147)
Other liabilities	(81,069)	(64,342)	(3,619)	(10,439)

Total changes in operating assets and liabilities	(108,039)	(117,342)	(86,856)	29,957

Net cash provided by (used in) operating activities	(65,527)	(39,303)	812,364	830,190

Cash flows from investing activities:
Purchases of available-for-sale debt securities	(412,301)	(195,344)	(550,464)	(934,335)
Sales of available-for-sale debt securities	134,098	176,562	426,231	1,045,321
Maturities of available-for-sale debt securities	30,410	35,800	57,530	236,895
Net change in funds held for customers’ money market funds and other cash equivalents	98,448	(252,747)	365,607	(290,462)
Purchases of property and equipment	(34,081)	(88,873)	(182,452)	(306,127)
Net change in customer fund deposits	(98,448)	252,747	(365,607)	290,462
Acquisitions of businesses and intangible assets, net of cash acquired	(174,526)	(1,686)	(187,357)	(264,525)
Cash received from acquirer of outsourced payroll assets	—	4	—	34,883
Proceeds from divestiture of businesses	—	—	—	97,147
Other	(1,406)	6,022	4,071	4,691

Net cash used in investing activities of continuing operations	(457,806)	(67,515)	(432,441)	(86,050)
Net cash used in investing activities of discontinued operations	—	—	—	(755)

Net cash used in investing activities	(457,806)	(67,515)	(432,441)	(86,805)

Cash flows from financing activities:
Net proceeds from issuance of common stock under employee stock plans	72,635	48,993	198,447	202,783
Tax payments related to restricted stock issuance	(84)	(1,278)	(14,826)	(5,838)
Purchase of treasury stock	(99,998)	—	(300,249)	(799,998)
Excess tax benefit from share-based compensation plans	2,125	2,979	9,487	20,764
Other	(638)	(1,148)	(3,173)	(4,220)

Net cash provided by (used in) financing activities	(25,960)	49,546	(110,314)	(586,509)

Effect of exchange rates on cash and cash equivalents	6,167	(892)	(4,047)	1,263

Net increase (decrease) in cash and cash equivalents	(543,126)	(58,164)	265,562	158,139
Cash and cash equivalents at beginning of period	1,222,028	471,504	413,340	255,201

Cash and cash equivalents at end of period	$678,902	$413,340	$678,902	$413,340

Table E
INTUIT INC.
RECONCILIATION OF FORWARD-LOOKING GUIDANCE FOR NON-GAAP FINANCIAL MEASURES
TO PROJECTED GAAP REVENUE, OPERATING INCOME (LOSS), AND EPS
(In thousands, except per share amounts)
(Unaudited)

	Forward-Looking Guidance
	GAAP				Non-GAAP
	Range of Estimate				Range of Estimate
	From	To	Adjustments		From	To
Three Months Ending October 31, 2009
Revenue	$479,000	$493,000	$—		$479,000	$493,000
Operating loss	$(126,000)	$(107,000)	$47,000	[a]	$(79,000)	$(60,000)
Diluted loss per share	$(0.28)	$(0.24)	$0.09	[b]	$(0.19)	$(0.15)
Shares	321,000	323,000	—		321,000	323,000

Twelve Months Ending July 31, 2010
Revenue	$3,300,000	$3,430,000	$—		$3,300,000	$3,430,000
Operating income	$785,000	$825,000	$200,000	[c]	$985,000	$1,025,000
Diluted earnings per share	$1.49	$1.56	$0.40	[d]	$1.89	$1.96
Shares	319,000	323,000	—		319,000	323,000
See “About Non-GAAP Financial Measures” immediately following this Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

[a]	Reflects estimated adjustments for share-based compensation expense of approximately $21 million; amortization of purchased intangible assets of approximately $16 million; and acquisition-related charges of approximately $10 million.

[b]	Reflects the estimated adjustments in item [a], income taxes related to these adjustments, and adjustments for certain discrete GAAP tax items.

[c]	Reflects estimated adjustments for share-based compensation expense of approximately $124 million; amortization of purchased intangible assets of approximately $36 million; and acquisition-related charges of approximately $40 million.

[d]	Reflects the estimated adjustments in item [c], income taxes related to these adjustments, and adjustments for certain discrete GAAP tax items.

INTUIT INC.
ABOUT NON-GAAP FINANCIAL MEASURES
The accompanying press release dated August 20, 2009 contains non-GAAP financial measures. Table B and Table E reconcile the non-GAAP financial measures in that press release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP net income (loss) per share.
Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.
We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.
We exclude the following items from all of our non-GAAP financial measures:
•	Share-based compensation expense

•	Amortization of purchased intangible assets

•	Acquisition-related charges

•	Charges for historical use of technology licensing rights
We also exclude the following items from non-GAAP net income (loss) and diluted net income (loss) per share:
•	Gains and losses on disposals of businesses and assets

•	Gains and losses on marketable equity securities and other investments

•	Income tax effects of excluded items

•	Discontinued operations
We believe that these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, our individual operating segments or our senior management. Segment managers are not held accountable for share-based compensation expenses, acquisition-related charges, or the other excluded items and, accordingly, we exclude these amounts from our measures of segment performance. We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.
The following are descriptions of the items we exclude from our non-GAAP financial measures.
Share-based compensation expenses. These consist of non-cash expenses for stock options, restricted stock units and purchases of common stock under our Employee Stock Purchase Plan. When considering the impact of equity awards, we place greater emphasis on overall shareholder dilution rather than the accounting charges associated with those awards.
Amortization of purchased intangible assets and acquisition-related charges. When we acquire an entity, we are required under GAAP to record the fair values of the intangible assets of the entity and amortize them over their useful lives. Amortization of purchased intangible assets in cost of revenue includes amortization of software and other technology assets of acquired entities. Acquisition-related charges in operating expenses include amortization of other purchased intangible assets such as customer lists, covenants not to compete and trade names.
Charge for historical use of technology licensing rights. We exclude from our non-GAAP financial measures the portion of technology licensing fees that relates to historical use of that technology.
Gains and losses on disposals of businesses and assets. We exclude from our non-GAAP financial measures gains and losses that we record from time to time when we sell or otherwise dispose of businesses and assets that are not considered discontinued operations under GAAP.
Gains and losses on marketable equity securities and other investments. We exclude from our non-GAAP financial measures gains and losses that we record when we sell or impair marketable equity securities and other investments.

Income tax effects of excluded items. We exclude from our non-GAAP financial measures the income tax effects of the adjustments described above that relate to the current period as well as adjustments for similar items that relate to prior periods. This is consistent with how we plan, forecast and evaluate our operating results.
Operating results and gains and losses on the sale of discontinued operations. From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations as well as gains and losses on the sale of these discontinued operations from continuing operations on our GAAP statements of operations but continue to include them in GAAP net income or loss and net income or loss per share. We exclude these amounts from our non-GAAP financial measures.
The reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in Table E include all information reasonably available to Intuit at the date of this press release. These tables include adjustments that we can reasonably predict. Events that could cause the reconciliation to change include acquisitions and divestitures of businesses, goodwill and other asset impairments and sales of marketable equity securities and other investments.